Exhibit 10.21

RESTRICTED STOCK UNIT AWARD AGREEMENT

THE TORO COMPANY 2010 EQUITY AND INCENTIVE PLAN

This Agreement (this “Agreement”) dated [               ] (“Grant Date”), between The Toro Company, a Delaware corporation (“Toro”), and [               ] (“you”) sets forth the terms and conditions of the grant to you of a restricted stock unit (“RSU”) award (this “RSU Award”) of [             ] shares of common stock, par value $1.00 per share, of Toro (“Award Shares”) under The Toro Company 2010 Equity and Incentive Plan, as amended (the “Plan”).  This RSU Award is subject to all of the terms and conditions set forth in the Plan, this Agreement and the RSU Award Acceptance Agreement should you decide to accept this RSU Award.  All of the terms in this Agreement and the RSU Award Acceptance Agreement that begin with a capital letter are either defined in this Agreement or in the Plan.  For purposes of this Agreement and the RSU Award Acceptance Agreement, any reference to “Employer” shall mean the entity (Toro or any Affiliate or Subsidiary) that employs you.

1.                                      Vesting and Forfeiture.

(a)                                 Except as provided in Sections 1(b), 1(c), 5, 6 and 7 of this Agreement, your interest in the Award Shares will vest and the Award Shares will become issuable

[Time Vesting] [on the         anniversary after the Grant Date/in          as equal as possible installments on each of the                anniversaries after the Grant Date (rounding down to the nearest whole Share on the vesting date(s), if necessary)].

OR

[Performance-Based Vesting] [Upon satisfaction of the performance goal[s] set forth [below/in Exhibit A to this Agreement] (the “Performance Goal[s]”), as determined by the Committee as soon as practicable after completion of the performance period set forth therein (the “Performance Period”), but in any event not later than [[December 15] of the calendar year in which the Performance Period ends/March 15 of the calendar year following the calendar year in which the Performance Period ends] (the date the Committee so determines, the “Determination Date”).  [The Performance Goal[s] is/are                      ]. Except as provided in Section 7 of this Agreement, this RSU Award shall be cancelled and you shall forfeit all rights to the Award Shares subject to this RSU Award and otherwise have no rights hereunder, except those Award Shares that had been previously issued pursuant to this Section 1(a), if either (i) the Determination Date does not occur or (ii) the Committee determines on the Determination Date that the Performance Goal[s] has/have not been satisfied.  If you are a Covered Employee, it is intended that all payments of Award Shares under this RSU Award constitute “qualified performance-based compensation” within the meaning Section 162(m) of the Code and the Plan.  This RSU Award is to be construed and administered in a manner consistent with such intent.]

(b)                                 If your employment or other service with the Employer is terminated by reason of your death or Disability before your interest in all of the Award Shares subject to this RSU

Award has vested and become issuable under Section 1(a), then you will forfeit all of the Award Shares subject to this RSU Award except those Award Shares that had been previously issued pursuant to Section 1(a) as of the date your employment or service with the Employer terminates.

(c)                                  If your employment or other service with the Employer is terminated for any reason, other than your death or Disability, before your interest in all of the Award Shares subject to this RSU Award has vested and become issuable under Section 1(a), then you will forfeit all of the Award Shares subject to this RSU Award except those Award Shares that had been previously issued pursuant to Section 1(a) as of the date your employment or service with the Employer terminates.

(d)                                 Notwithstanding anything to the contrary in the Plan, and unless otherwise determined by the Committee in its sole discretion, your termination date shall be the date on which your active employment or other service ceases and shall not be extended by any notice of termination of employment or severance period provided to you by contract or practice of Toro or the Employer or mandated under local law, unless otherwise required by applicable law.

2.                                      Shareholder Status.  You will have no rights as a shareholder of Toro with respect to the Award Shares subject to this RSU Award until such Award Shares have been issued pursuant to Section 1 of this Agreement.  Notwithstanding the generality of the foregoing, you shall not be entitled to vote any of the Award Shares subject to this RSU Award until such Award Shares have been issued pursuant to Section 1 of this Agreement or receive any dividends declared prior to the issuance of such Award Shares or otherwise exercise any incidents of ownership with respect to such Award Shares until such Award Shares have been issued pursuant to Section 1 of this Agreement.

3.                                      Dividend Equivalent Rights.  This RSU Award shall include corresponding dividend equivalent rights in accordance with Article 16 of the Plan.  The dividend equivalent rights shall be subject to the same vesting requirements and forfeiture provisions as this RSU Award, and shall be settled in the form of Shares at the same time that the vested RSU Award is settled as provided in Section 1 above.

4.                                      Issuance of Award Shares.  As soon as practicable after each date as of which Award Shares subject to this RSU Award become vested pursuant to Section 1 of this Agreement, Toro shall issue and deliver to you in book-entry or certificate form such number of Award Shares or issue and deposit such number of Award Shares for your benefit with any broker with which you have an account relationship or Toro has engaged to provide such services under the Plan.

5.                                      Adverse Action.  In addition to the other rights of the Committee under the Plan, if you are determined by the Committee, acting in its sole discretion, to have taken any action that would constitute an Adverse Action, (a) all of your rights under the Plan and any agreements evidencing an Award granted under the Plan, including this Agreement evidencing this RSU Award, then held by you shall terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion may require you to surrender and return to Toro all or any Award Shares received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by you, during the period beginning one (1) year prior to your termination of employment or service with the Employer, in connection with any

Awards granted under the Plan, including this RSU Award, or any Award Shares issued upon the exercise or vesting of any Awards, including this RSU Award.  This Section 5 shall not apply following a Change of Control.

6.                                      Clawback, Forfeiture or Recoupment.  Any Award Shares issued to you under this RSU Award will be subject to the forfeiture provision contained in Section 13.6(b) of the Plan as well as any other or additional “clawback,” forfeiture or recoupment policy adopted by Toro either prior to or after the date of this Agreement

7.                                      Change of Control.  In the event of a Change of Control, the provisions of the Plan applicable to a Change of Control will apply to this RSU Award.

8.                                      Other Laws.  Toro shall have the right to refuse to issue to you or transfer Award Shares subject to this RSU Award if Toro acting in its absolute discretion determines that the issuance or transfer of such Award Shares might violate any applicable law or regulation.

9.                                      Tax Withholding.  Toro will deduct or withhold from the Award Shares any federal, state, local or other taxes of any kind that Toro reasonably determines are required by law to be withheld with respect to income recognized in connection with this RSU Award or will take such other action as may be necessary in the opinion of Toro to satisfy all obligations for the payment of such taxes.  Any Award Shares withheld to pay such tax withholding obligations will be valued at their Fair Market Value on the date the withholding is to be determined, but in no event shall such withholding exceed the minimum statutory withholding requirement.

10.                               No Transfer. You may not transfer this RSU Award, the Award Shares or any rights granted under this RSU Award other than by will or applicable laws of descent and distribution or, if approved by the Committee, pursuant to a qualified domestic relations order entered into by a court of competent jurisdiction.

11.                               No Right to Continue Employment or Service.  Neither the Plan, this RSU Award, nor any related material shall give you the right to continue in employment by or perform services to the Employer or shall adversely affect the right of the Employer to terminate your employment or service relationship with or without cause at any time.

12.                               Electronic Delivery.  Toro, in its sole discretion, may decide to deliver any documents related to this RSU Award granted to you under the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Toro or a third party designated by Toro.

13.                               Governing Law.  This Agreement and the RSU Award Acceptance Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

14                                  Venue.  In accepting this RSU Award, you are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Minnesota of the United States of America to resolve any and all issues that may arise out of or relate to this RSU Award and this Agreement.

15.                               Binding Effect.  This Agreement shall be binding upon Toro and you and its and your respective heirs, executors, administrators and successors.

16.                               Conflict.  To the extent the terms of this Agreement or the RSU Award Acceptance Agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this Agreement or the RSU Award Acceptance Agreement.

17.                               Non-Negotiable Terms.  The terms of this Agreement and the RSU Award Acceptance Agreement are not negotiable, but you may refuse to accept this RSU Award by notifying Toro’s Vice President, Secretary and General Counsel or Managing Director, HR & Total Rewards, as applicable, in writing.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by The Toro Company and has been executed by you by execution of the attached RSU Award Acceptance Agreement.

[ ], 20[ ]	By:
Chairman and CEO

RSU AWARD ACCEPTANCE AGREEMENT

I hereby agree to the terms and conditions governing the RSU Award as set forth in the RSU Award Agreement, this RSU Award Acceptance Agreement and as supplemented by the terms and conditions set forth in the Plan.

In accepting the RSU Award, I hereby acknowledge that:

(a)                                 The Plan is established voluntarily by Toro, it is discretionary in nature and it may be modified, amended, suspended or terminated by Toro at any time, unless otherwise provided in the Plan, the RSU Award Agreement or this RSU Award Acceptance Agreement;

(b)                                 The grant of the RSU Award is voluntary and occasional and does not create any contractual or other right to receive future RSU Awards, or benefits in lieu of RSU Awards, even if RSU Awards have been granted repeatedly in the past;

(c)                                  All decisions with respect to future RSU Award grants, if any, will be at the sole discretion of Toro;

(d)                                 I am voluntarily participating in the Plan;

(e)                                  The RSU Award is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to Toro or the Employer, and which is outside the scope of my employment contract, if any;

(f)                                   The RSU Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Toro or the Employer;

(g)                                  In the event I am not an employee of Toro, the RSU Award will not be interpreted to form an employment contract or relationship with Toro; and furthermore, the RSU Award will not be interpreted to form an employment contract with Toro;

(h)                                 The future value of the Award Shares subject to the RSU Award is unknown and cannot be predicted with certainty and if the RSU Award vests and the Award Shares become issuable in accordance with the terms of the RSU Award Agreement and this RSU Award Acceptance Agreement, the value of those Award Shares may increase or decrease;

(i)                                     In consideration of the grant of the RSU Award, no claim or entitlement to compensation or damages shall arise from termination of the RSU Award or diminution in value of the RSU Award or Award Shares acquired upon vesting of the RSU Award resulting from termination of my employment or service by Toro or the Employer (for any reason whatsoever and whether or not in breach of applicable labor laws) and I hereby irrevocably release Toro and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the RSU Award, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;

(j)                                    In the event of termination of my employment or other service (whether or not in breach of local labor laws), my right to receive the RSU Grant and vest in the RSU Grant under the Plan, if any, will terminate effective as of the date of termination of my active employment or other service as determined in the sole discretion of the Committee and will not be extended by any notice of termination of employment or severance period provided to me by contract or practice of Toro or the Employer or mandated under local law; furthermore, in the event of termination of my employment or other service (regardless of any contractual or local law requirements), my right to vest in the RSU Award after such termination, if any, will be measured by the date of termination of my active employment or other service and will not be extended by any notice of termination of employment or severance period provided to me by contract or practice of Toro or the Employer or mandated under local law;  the Committee shall have the sole discretion to determine the date of termination of my active employment or other service for purposes of the RSU Award;

(k)                                 Neither Toro nor the Employer is providing any tax, legal or financial advice, nor is Toro or the Employer making any recommendations regarding my participation in the Plan, my acceptance of the RSU Award, my acquisition of the Award Shares upon vesting of the RSU Award or any sale of the Award Shares; and

(l)                                     I have been advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

I hereby acknowledge that I have received electronically a copy of the Plan, the U.S. Prospectus relating to the Plan and Toro’s most recent Annual Report on Form 10-K.  I hereby agree to accept electronic delivery of copies of any future amendments or supplements to the U.S. Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to Toro’s security holders generally by email directed to my Toro email address.

Note:  If you do not wish to accept the RSU Award on the terms stated in the RSU Award Agreement or this RSU Award Acceptance Agreement, please immediately contact Toro’s Vice President, Secretary and General Counsel or Managing Director, HR & Total Rewards, as applicable, to decline the grant.